EXHIBIT 23.1

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of Virpax Pharmaceuticals, Inc. on Form 10-K/A of our report dated October 4, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K/A to be filed on or about October 10, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

October 10, 2024

179 N. Gibson Rd., Henderson, NV 89014 l 702.703.5979 l www.bushandassociatescpas.com